                                                                               .
                                                                               .
                                                                               .

                                                Filed Pursuant to Rule 424(b)(2)
                                  Registration Nos. 333-132370 and 333-132370-01
                        CALCULATION OF REGISTRATION FEE

                                                                AGGREGATE         AMOUNT OF
                CLASS OF SECURITIES OFFERED                   OFFERING PRICE   REGISTRATION FEE
------------------------------------------------------------  --------------   ----------------
Medium-Term Senior Notes, Series D..........................  $15,100,000.00     $ 1,615.70(1)

    (1) The filing fee of $1,615.70 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $1,076,415.51 remaining of the filing fees previously paid with respect to unsold securities that were registered pursuant to a Registration Statement on Form S-3 (No. 333-119615) filed by Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc., on October 8, 2004 is being carried forward, of which $1,615.70 is offset against the registration fee due for this offering and of which $1,074,799.81 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

              PRICING SUPPLEMENT NO. 2006-MTNDD021 DATED AUGUST 24, 2006

       (TO PROSPECTUS SUPPLEMENT DATED APRIL 13, 2006 AND PROSPECTUS DATED MARCH
                                       10, 2006)

                                CITIGROUP FUNDING INC.
                              MEDIUM-TERM NOTES, SERIES D

                        1,510,000 STOCK MARKET UPTURN NOTES(SM)
                   BASED UPON THE HANG SENG CHINA ENTERPRISES INDEX
                                   DUE MARCH 7, 2008
                                    $10.00 PER NOTE
                       PAYMENTS DUE FROM CITIGROUP FUNDING INC.
                FULLY AND UNCONDITIONALLY GUARANTEED BY CITIGROUP INC.

    - We will not make any payments on the notes prior to maturity.

    - You will receive at maturity for each note you hold an amount in cash equal to $10 plus an index return amount, which may be positive, zero or negative.

    - The index return amount will be based on the percentage change of the Hang Seng China Enterprises Index during the term of the notes.

    - If the Hang Seng China Enterprises Index increases, the index return amount will be positive and will equal the product of (a) $10, (b) the percentage increase, subject to a maximum index return of 10%, in the Hang Seng China Enterprises Index, and (c) a participation rate of 300%. Because of the maximum index return, the index return amount will not exceed 30% of the principal amount and the maturity payment will not exceed $13.00 per note.

    - If the Hang Seng China Enterprises Index decreases, the index return amount will be negative and will equal the product of (a) $10 and (b) the percentage decrease in the Hang Seng China Enterprises Index. If the index return amount is negative, the maturity payment will be less than the $10 principal amount per note and could be zero.

    - If there is no change in the Hang Seng China Enterprises Index, the index return amount will be zero and the maturity payment will be $10 per note.

    - The notes are not principal-protected. At maturity you could receive an amount in cash less than your initial investment in the notes.

    - We will apply to list the notes on the American Stock Exchange under the symbol "SKN," but we cannot assure you that the notes will be approved for listing. The notes have not been approved for listing as of the date of this pricing supplement.

     INVESTING IN THE NOTES INVOLVES A NUMBER OF RISKS. SEE "RISK FACTORS RELATING TO THE NOTES" BEGINNING ON PAGE PS-7.

    The mark and name "Hang Seng China Enterprises Index" is proprietary to Hang Seng Data Services Limited, which has licensed its compilation and publication to HSI Services Limited. HSI Services Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Hang Seng China Enterprises Index by Citigroup Funding Inc. in connection with the notes. The notes are not issued, sponsored, endorsed, sold or promoted by either HSI Services Limited or Hang Seng Data Services Limited. Neither HSI Services Limited nor Hang Seng Data Services Limited make any representation regarding the advisability of investing in the notes.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                              PER NOTE      TOTAL
                                                              --------   -----------
Public Offering Price.......................................   $10.00    $15,100,000
Agent's Discount............................................   $ 0.20    $   302,000
Proceeds to Citigroup Funding Inc...........................   $ 9.80    $14,798,000

  The agent expects to deliver the notes to purchasers on or about August 29,
                                     2006.

--------------------------------------------------------------------------------------------------
  Investment Products       Not FDIC insured          May Lose Value          No Bank Guarantee
--------------------------------------------------------------------------------------------------

                                (CITIGROUP LOGO)

                           SUMMARY INFORMATION -- Q&A

WHAT ARE THE NOTES?

     The notes pay an amount at maturity that will depend on the percentage increase or decrease in the ending value of the Hang Seng China Enterprises Index from its starting value. The notes are not principal protected. If the ending value of the Hang Seng China Enterprises Index is less than its starting value, the payment you receive at maturity will be directly linked to the percentage decrease in the ending value of the index from its starting value, in which event you will receive less than the amount of your original investment in the notes. If the ending value of the Hang Seng China Enterprises Index is greater than its starting value, the payment you receive at maturity will be greater than the amount of your original investment in the notes. If the ending value of the Hang Seng China Enterprises Index exceeds its starting value by a maximum index return of 10% or less, the appreciation on an investment in the notes will be three times the return on an instrument directly linked to the Hang Seng China Enterprises Index because of the upside participation rate of 300%. However, because the maximum index return limits the index return amount you can receive at maturity to 30% of the principal amount of the notes, in no circumstances will the payment you receive at maturity be more than $13.00 per note.

     The notes mature on March 7, 2008 and do not provide for earlier redemption by you or by us. The notes are a series of unsecured senior debt securities issued by Citigroup Funding Inc. Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of any payments due under the notes will rank equally with all other unsecured and unsubordinated debt of Citigroup. The return of the principal amount of your investment in the notes is not guaranteed.

     Each note represents a principal amount of $10. You may transfer the notes only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts that these systems maintain with DTC. You should refer to the section "Description of the Notes -- Book-Entry System" in the accompanying prospectus supplement and the section "Description of Debt Securities -- Book-Entry Procedures and Settlement" in the accompanying prospectus.

WILL I RECEIVE ANY INTEREST OR DIVIDEND PAYMENTS ON THE NOTES?

     We will not make any periodic payments of interest on the notes or any other payments on the notes until maturity. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks underlying the Hang Seng China Enterprises Index.

WHAT WILL I RECEIVE AT MATURITY OF THE NOTES?

     The notes will mature on March 7, 2008. At maturity, you will receive for each note an amount in cash equal to $10 plus an index return amount, which may be positive, zero or negative. Because the index return amount may be negative, the maturity payment could be less than the $10 principal amount per note and could be zero.

HOW IS THE INDEX RETURN AMOUNT DEFINED?

     The index return amount will be based on the index return of the Hang Seng China Enterprises Index. The index return, which is presented in this pricing supplement as a percentage, will equal the following fraction:

                         Ending Value - Starting Value
                       ---------------------------------
                                 Starting Value

provided that the index return will be subject to a maximum index return of 10%.

     The starting value equals 6897.86, the closing value of the Hang Seng China Enterprises Index on the date of this pricing supplement.

     The ending value will be the closing value of the Hang Seng China Enterprises Index on the third index business day before the maturity date.

HOW WILL THE INDEX RETURN AMOUNT BE CALCULATED?

     The calculation of the index return amount will depend on whether the index return is positive, zero or negative:

     - IF THE INDEX RETURN IS POSITIVE, the index return amount will equal:

                 $10 * Index Return * Upside Participation Rate

     The upside participation rate is 300%. Because the index return will be capped at 10%, if the value of the Hang Seng China Enterprises Index increases by more than this amount, the maximum index return will limit your participation in the appreciation of the index to 30% and the maturity payment will not exceed $13.00 per note.

     - IF THE INDEX RETURN IS ZERO, the index return amount will be zero and the maturity payment will be $10 per note.

     - IF THE INDEX RETURN IS NEGATIVE, the index return amount will equal:

                               $10 * Index Return

      Thus, if the Hang Seng China Enterprises Index decreases, the index return and index return amount will be negative and the maturity payment will be less than $10 per note and could be zero.

HOW WILL THE INDEX RETURN AMOUNT COMPARE TO THE PERFORMANCE OF THE HANG SENG CHINA ENTERPRISES INDEX?

     The amount payable to you at maturity is dependent upon the performance of the Hang Seng China Enterprises Index. However, due to the maximum index return, you may receive a return that is less than, or due to the upside participation rate, greater than an instrument directly linked to the Hang Seng China Enterprises Index.

     - If the Hang Seng China Enterprises Index increases by more than 10% during this period, the maximum index return will limit your participation in the index's appreciation to 30%. For increases in the value of the index of more than 30%, therefore, the notes provide less appreciation than an investment in an instrument directly linked to the index.

     - If the Hang Seng China Enterprises Index increases by 10% during this period, the upside participation rate will increase your participation in the index's appreciation to 30%. For increases in the value of the index equal to or greater than 10% and less than 30%, therefore, the notes provide more appreciation than an investment in an instrument directly linked to the index. For an increase in the value of the index of 30%, an investment in the notes provides the same appreciation as an investment in an instrument directly linked to the index.

     - If the Hang Seng China Enterprises Index increases by less than 10% during this period, the upside participation rate of 300% will increase your participation in the index's appreciation. For increases in the value of the index of less than 10%, therefore, the notes provide three times the appreciation of an investment in an instrument directly linked to the index.

     - If the Hang Seng China Enterprises Index decreases during this period, the index return and index return amount will be negative. Because there is no limit on depreciation, you will participate in all depreciation in the value of the index.

     For more specific information about the "index return amount," the "index return," the determination of an "index business day" and the effect of a market disruption event on the determination of the index return amount and the index return, please see "Description of the Notes -- Index Return Amount" in this pricing supplement.

IS THERE A POSSIBILITY OF LOSS OF CAPITAL?

     If the ending value of the Hang Seng China Enterprises Index is less than its starting value, at maturity you will receive less than the original principal amount of the notes. This will be true even if the value of the index exceeded its starting value at one or more times over the term of the notes. Even if the ending value of the index is greater than its starting value, the total yield on the notes may be less than that on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity. You should refer to "Risk Factors Relating to the Notes -- The Yield on the Notes May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity" in this pricing supplement.

WHERE CAN I FIND EXAMPLES OF HYPOTHETICAL MATURITY PAYMENTS?

     For a table setting forth hypothetical maturity payments, see "Description of the Notes -- Maturity Payment -- Hypothetical Examples" in this pricing supplement.

WHO PUBLISHES THE HANG SENG CHINA ENTERPRISES INDEX AND WHAT DOES IT MEASURE?

     The Hang Seng China Enterprises Index is published by HSI Services Limited ("HSI"), a wholly-owned subsidiary of the Hang Seng Bank, and is comprised of the Hong Kong listed H-shares of Chinese enterprises that are included in the 200-stock Hang Seng Composite Index. H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of Chinese state-owned enterprises. The Hang Seng China Enterprises Index was first published on August 8, 1994, consisting of all the H-shares of Chinese enterprises. With the launch of the Hang Seng Composite Index on October 3, 2001, the Hang Seng China Enterprises Index became part of the Hang Seng Composite Index Series. Since then, constituents of the Hang Seng China Enterprises Index comprise only the largest H-share companies that are included in the Hang Seng Composite Index.

     Please note that an investment in the notes does not entitle you to any ownership or other interest in the stocks of the companies included in the Hang Seng China Enterprises Index.

HOW HAS THE HANG SENG CHINA ENTERPRISES INDEX PERFORMED HISTORICALLY?

     We have provided a table showing the closing values of the Hang Seng China Enterprises Index on the last index business day of each month from January 2001 to July 2006 and a graph showing the closing values of the Hang Seng China Enterprises Index on the last index business day of each month from January 2001 through July 2006. You can find the table and the graph in the section "Description of the Hang Seng China Enterprises Index -- Historical Data on the Hang Seng China Enterprises Index" in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the Hang Seng China Enterprises Index in recent years. However, past performance is not indicative of how the Hang Seng China Enterprises Index will perform in the future. You should also refer to the section "Risk Factors Relating to the Notes -- The Historical Performance of the Hang Seng China Enterprises Index Is Not an Indication of the Future Performance of the Index" in this pricing supplement.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN THE NOTES?

     In purchasing a note, you agree with Citigroup Funding that you and Citigroup Funding intend to treat a note for U.S. federal income tax purposes as a cash-settled capped variable forward contract on the value of the Hang Seng China Enterprises Index at maturity. Under such treatment, upon the sale or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder's tax basis in the note. In addition, at maturity a U.S. Holder will recognize capital gain or loss equal to any difference between the amount of cash received from Citigroup Funding and the U.S. Holder's tax basis in the note at that time. Gain or loss on the sale, redemption or other disposition of the notes generally will be long-term capital gain or loss if the U.S. Holder has held the notes for more than one year at maturity. You should refer to the section "Certain United States Federal Income Tax Considerations" in this pricing supplement for more information.

WILL THE NOTES BE LISTED ON A STOCK EXCHANGE?

     We will apply to list the notes on the American Stock Exchange under the symbol "SKN," but we cannot assure you that the notes will be approved for listing. The notes have not been approved for listing as of the date of this pricing supplement. Citigroup Global Markets Inc. currently intends, but is not obligated, to make an over-the-counter market in the notes should the notes not be approved for listing. You should be aware that, even if the notes are approved for listing on the American Stock Exchange, that will not necessarily ensure that a liquid trading market will develop for the notes.

CAN YOU TELL ME MORE ABOUT CITIGROUP AND CITIGROUP FUNDING?

     Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup whose business activities consist primarily of providing funds to Citigroup and its subsidiaries for general corporate purposes.

WHAT IS THE ROLE OF CITIGROUP FUNDING AND CITIGROUP'S AFFILIATE, CITIGROUP GLOBAL MARKETS INC.?

     Our affiliate, Citigroup Global Markets Inc., is the agent for the offering and sale of the notes and is expected to receive compensation for activities and services provided in connection with the offering. After the initial offering, Citigroup Global Markets and/or other of our broker-dealer affiliates intend to buy and sell the notes to create a secondary market for holders of the notes, and may engage in other activities described in the sections "Plan of Distribution" in this pricing supplement, the accompanying prospectus supplement and prospectus. However, neither Citigroup Global Markets nor any of these affiliates will be obligated to engage in any market-making activities, or continue such activities once it has started them. Citigroup Global Markets will also act as calculation agent for the notes. Potential conflicts of interest may exist between Citigroup Global Markets and you as a holder of the notes.

CAN YOU TELL ME MORE ABOUT THE EFFECT OF CITIGROUP FUNDING'S HEDGING ACTIVITY?

     We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in one or more of the stocks underlying the Hang Seng China Enterprises Index or in other instruments, such as options, swaps or futures, based upon the Hang Seng China Enterprises Index or the stocks underlying the Hang Seng China Enterprises Index. This hedging activity could affect the value of the Hang Seng China Enterprises Index and therefore the market value of the notes. The costs of maintaining or adjusting this hedging activity could also affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines. You should refer to "Risk Factors Relating to the Notes -- The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest" in this pricing supplement, "Risk Factors -- Citigroup Funding's Hedging Activity Could Result in a Conflict of Interest" in the accompanying prospectus supplement and "Use of Proceeds and Hedging" in the accompanying prospectus.

DOES ERISA IMPOSE ANY LIMITATIONS ON PURCHASES OF THE NOTES?

     Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 or substantially similar federal, state or local laws ("ERISA-Type Plans") will not be permitted to purchase or hold the notes. Plans that are not ERISA-Type Plans, such as individual retirement accounts, individual retirement annuities or Keogh plans, will be permitted to purchase or hold the notes, provided that each such plan shall by its purchase be deemed to represent and warrant that none of Citigroup Global Markets, its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan's decision to purchase, hold or dispose of the notes.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT IN THE NOTES?

     Yes, the notes are subject to a number of risks. Please refer to the section "Risk Factors Relating to the Notes" in this pricing supplement.

                       RISK FACTORS RELATING TO THE NOTES

     Because the terms of the notes differ from those of conventional debt securities in that the maturity payment will be based on the closing value of the Hang Seng China Enterprises Index on the third index business day before the maturity date, an investment in the notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the value of the Hang Seng China Enterprises Index and other events that are difficult to predict and beyond our control.

YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS IF THE VALUE OF THE HANG SENG CHINA ENTERPRISES INDEX DECLINES

     The amount of the maturity payment will depend on the closing value of the Hang Seng China Enterprises Index on the third index business day before maturity. As a result, the amount you receive at maturity may be less than the amount you paid for your notes. If the ending value of the Hang Seng China Enterprises Index is less than the starting value of the Hang Seng China Enterprises Index, the amount you receive at maturity for each note will be less than the $10 you pay for each note, and could be zero, in which case your investment in the notes will result in a loss. This will be true even if the value of the Hang Seng China Enterprises Index at any point during the term of the notes exceeds the starting value of the Hang Seng China Enterprises Index.

THE APPRECIATION OF YOUR INVESTMENT IN THE NOTES WILL BE CAPPED

     As a result of the maximum index return of 10%, the notes may provide less opportunity for appreciation than an investment in an instrument directly linked to the Hang Seng China Enterprises Index. Even with an upside participation rate of 300%, the maximum index return will operate to limit the portion of any appreciation in the value of the Hang Seng China Enterprises Index in which you will participate to 30% of the principal amount of the notes. If the ending value of the Hang Seng China Enterprises Index exceeds the starting value by more than 30%, the appreciation on an investment in the notes will be less than the appreciation on an investment in the underlying stocks of the Hang Seng China Enterprises Index or an investment in an instrument that was directly linked to the Hang Seng China Enterprises Index but was not subject to a maximum index return.

THE YIELD ON THE NOTES MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

     The notes do not pay any interest. As a result, if the ending value of the Hang Seng China Enterprises Index is less than 7087.55 (an increase of 2.75% from the starting value of the Hang Seng China Enterprises Index), the effective yield on the notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity.

YOU WILL NOT RECEIVE ANY PERIODIC PAYMENTS ON THE NOTES

     You will not receive any periodic payments of interest or any other periodic payments on the notes. In addition, you will not be entitled to receive dividend payments, if any, or other distributions made on the stocks underlying the Hang Seng China Enterprises Index.

THE HISTORICAL PERFORMANCE OF THE HANG SENG CHINA ENTERPRISES INDEX IS NOT AN INDICATION OF THE FUTURE PERFORMANCE OF THE HANG SENG CHINA ENTERPRISES INDEX

     The historical performance of the Hang Seng China Enterprises Index, which is included in this pricing supplement, should not be taken as an indication of the future performance of the Hang Seng China Enterprises Index during the term of the notes. Changes in value of the Hang Seng China Enterprises Index will affect the trading price of the notes, but it is impossible to predict whether the value of the Hang Seng China Enterprises Index will fall or rise.

YOUR RETURN ON THE NOTES WILL NOT REFLECT THE RETURN YOU WOULD REALIZE IF YOU ACTUALLY OWNED THE STOCKS UNDERLYING THE HANG SENG CHINA ENTERPRISES INDEX

     Your return on the notes will not reflect the return you would realize if you actually owned the stocks underlying the Hang Seng China Enterprises Index because HSI calculates the Hang Seng China Enterprises Index by reference to the prices of the stocks comprising the Hang Seng China Enterprises Index without taking into consideration the value of any dividends paid on those stocks. As a result, the return on the notes may be less than the return you would realize if you actually owned the stocks underlying the Hang Seng China Enterprises Index even if the ending value of the Hang Seng China Enterprises Index is greater than its starting value.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR NOTES PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST

     We believe that the value of your notes in the secondary market will be affected by the supply of and demand for the notes, the value of the Hang Seng China Enterprises Index and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

     VALUE OF THE HANG SENG CHINA ENTERPRISES INDEX. We expect that the market value of the notes will depend substantially on the relationship between the closing value of the Hang Seng China Enterprises Index on the date of this pricing supplement and the future value of the Hang Seng China Enterprises Index. However, changes in the value of the Hang Seng China Enterprises Index may not always be reflected, in full or in part, in the market value of the notes. If you choose to sell your notes when the value of the Hang Seng China Enterprises Index exceeds its starting value, you may receive substantially less than the amount that would be payable at maturity based on that value because of expectations that the value of the Hang Seng China Enterprises Index will continue to fluctuate from that time to the time when the ending value of the Hang Seng China Enterprises Index is determined. If you choose to sell your notes when the value of the Hang Seng China Enterprises Index is below the closing value of the index on the date of this pricing supplement, you may receive less than the amount you originally invested.

     Trading prices of the underlying stocks of the Hang Seng China Enterprises Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment of a particular underlying stock. Citigroup Funding's hedging activities in the underlying stocks of the Hang Seng China Enterprises Index, the issuance of securities similar to the notes and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the price of the underlying stocks of the Hang Seng China Enterprises Index.

     VOLATILITY OF THE HANG SENG CHINA ENTERPRISES INDEX. Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of the Hang Seng China Enterprises Index changes during the term of the notes, the market value of the notes may decrease.

     EVENTS INVOLVING THE COMPANIES COMPRISING THE HANG SENG CHINA ENTERPRISES INDEX. General economic conditions and earnings results of the companies whose common stocks comprise the Hang Seng China Enterprises Index and real or anticipated changes in those conditions or results may affect the market value of the notes. In addition, if the dividend yields on those stocks increase, we expect that the market value of the notes may decrease because the Hang Seng China Enterprises Index does not incorporate the value of dividend payments. Conversely, if dividend yields on the stocks decrease, we expect that the market value of the notes may increase.

     INTEREST RATES. We expect that the market value of the notes will be affected by changes in U.S. or local interest rates. In general, the value of the notes may decrease if the difference between U.S. interest rates and local interest rates increases, and the value of the notes may increase if the difference between U.S. interest rates and local interest rates decreases.

     TIME PREMIUM OR DISCOUNT. As a result of a "time premium or discount," the notes may trade at a value above or below that which would be expected based on the level of interest rates and the value of the Hang Seng China Enterprises Index the longer the time remaining to maturity. A "time premium or discount" results from expectations concerning the value of the Hang Seng China Enterprises Index during the period prior to the maturity of the notes. However, as the time remaining to maturity decreases, this time premium or discount may diminish, increasing or decreasing the market value of the notes.

     HEDGING ACTIVITIES. Hedging activities related to the notes by one or more of our affiliates will likely involve trading in one or more of the stocks underlying the Hang Seng China Enterprises Index or in other instruments, such as options, swaps or futures, based upon the Hang Seng China Enterprises Index or the stocks underlying the Hang Seng China Enterprises Index. This hedging activity could affect the value of the Hang Seng China Enterprises Index and therefore the market value of the notes. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines. Profits or loss from this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market.

     CITIGROUP FUNDING AND CITIGROUP'S CREDIT RATINGS, FINANCIAL CONDITION AND RESULTS. Actual or anticipated changes in our credit ratings, financial condition or results or those of Citigroup may affect the market value of the notes. The notes are subject to the credit risk of Citigroup, the guarantor of any payments due on the notes.

     We want you to understand that the impact of one of the factors specified above, such as an increase in U.S. interest rates, may offset some or all of any change in the market value of the notes attributable to another factor, such as an increase in the value of the Hang Seng China Enterprises Index.

FOREIGN JURISDICTIONS

     You should be aware that investments in securities, such as the notes, that are indexed to the value of foreign equity securities involve certain risks, any of which can affect the value of these securities and the value of the Hang Seng China Enterprises Index and the notes.

     The foreign securities markets may be more volatile than U.S. securities markets and may be affected by market developments in different ways than U.S. securities markets; cross-shareholdings in foreign companies on such markets may affect prices and volume of trading on those markets; there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, certain of the exchanges on which the underlying stocks are traded may have adopted certain measures intended to limit short-term price fluctuations. These may include daily price floors and ceilings intended to prevent extreme fluctuations in individual stock prices. You should also be aware that certain of the exchanges in the underlying jurisdictions might suspend the trading of individual stocks in certain limited and extraordinary circumstances. As a result, variations in the Hang Seng China Enterprises Index may be limited by price limitations on, or suspensions of trading of, individual underlying stocks, which may, in turn, adversely affect the value of the notes or result in the occurrence of a market disruption event.

     Prices of the underlying stocks are subject to political, economic, financial, exchange rate and social factors that apply in each issuer's country as well as in other constituent countries in which such issuer does business (or in which its principal trading partners do business). These factors (including the possibility that recent or future changes in a country's government, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies) could negatively affect foreign securities markets. Stock and currency market volatility and market developments in one or more countries may cause volatility or a decline in another country. Moreover, the relevant economies may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

YOU MAY NOT BE ABLE TO SELL YOUR NOTES IF AN ACTIVE TRADING MARKET FOR THE NOTES DOES NOT DEVELOP

     There is currently no secondary market for the notes. We will apply to list the notes on the American Stock Exchange under the symbol "SKN," but we cannot assure you that the notes will be approved for listing. The notes have not been approved for listing as of the date of this pricing supplement. Citigroup Global Markets currently intends, but is not obligated, to make an over-the-counter market in the notes should the notes not be approved for listing. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the notes are not approved for listing on the American Stock Exchange or if the secondary market for the notes is otherwise limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive.

THE MARKET VALUE OF THE NOTES MAY BE AFFECTED BY PURCHASES AND SALES OF THE STOCKS UNDERLYING THE HANG SENG CHINA ENTERPRISES INDEX OR DERIVATIVE INSTRUMENTS RELATED TO THE INDEX BY AFFILIATES OF CITIGROUP FUNDING

     Citigroup Funding's affiliates, including Citigroup Global Markets, may from time to time buy or sell the underlying stocks of the Hang Seng China Enterprises Index or derivative instruments relating to the index for their own accounts in connection with their normal business practices. These transactions could affect the value of the underlying stocks of the Hang Seng China Enterprises Index and therefore the market value of the notes.

CITIGROUP GLOBAL MARKETS, AN AFFILIATE OF CITIGROUP FUNDING AND CITIGROUP, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

     Citigroup Global Markets, which is acting as the calculation agent for the notes, is an affiliate of ours. As a result, Citigroup Global Markets' duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE NOTES ARE UNCERTAIN

     No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under "Certain United States Federal Income Tax Considerations" in this pricing supplement.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Stock Market Upturn Notes(SM) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

GENERAL

     The Stock Market Upturn Notes Based Upon the Hang Seng China Enterprises Index (the "Notes") pay an amount at maturity that will depend on the percentage increase or decrease in the Ending Value of the Hang Seng China Enterprises Index from its Starting Value. The Notes are not principal-protected. If the Ending Value of the Hang Seng China Enterprises Index is less than its Starting Value, the payment you receive at maturity will be directly linked to the percentage decrease in the Ending Value of the index from its Starting Value, in which event you will receive less than the amount of your original investment in the Notes. If the Ending Value of the Hang Seng China Enterprises Index is greater than its Starting Value, the payment you receive at maturity will be greater than the amount of your original investment in the Notes. If the Ending Value of the Hang Seng China Enterprises Index exceeds its Starting Value by a maximum index return of 10% or less, the appreciation on an investment in the Notes will be three times the return on an instrument directly linked to the Hang Seng China Enterprises Index because of the Upside Participation Rate of 300%. However, because the maximum Index Return limits the Index Return Amount you can receive at maturity to 30% of the principal amount of the Notes, in no circumstances will the payment you receive at maturity be more than $13.00 per Note.

     The Notes are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus. Any payments due under the Notes are fully and unconditionally guaranteed by Citigroup. The aggregate principal amount of Notes issued will be $15,100,000 (1,510,000 Notes). The Notes will mature on March 7, 2008, will constitute part of the senior debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. The guarantee of any payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup. The return of the principal amount of your investment in the Notes at maturity is not guaranteed. The Notes will be issued only in fully registered form and in denominations of $10 per Note and integral multiples thereof.

     Reference is made to the accompanying prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

INTEREST

     We will not make any periodic payments of interest or any other payments on the Notes until maturity. At maturity, in addition to your initial principal, you will receive an Index Return Amount as described below. You will not be entitled to receive dividend payments or other distributions, if any, made on the stocks underlying the Hang Seng China Enterprises Index.

PAYMENT AT MATURITY

     The Notes will mature on March 7, 2008. At maturity, you will receive for each Note a Maturity Payment equal to the sum of the initial principal amount of $10 per Note plus the Index Return Amount, which may be positive, zero or negative.

INDEX RETURN AMOUNT

     The Index Return Amount will be based on the Index Return of the Hang Seng China Enterprises Index. The Index Return, which is presented in this pricing supplement as a percentage, will equal the following fraction:

                         Ending Value - Starting Value
                    ----------------------------------------
                                 Starting Value

provided that the Index Return will be subject to a maximum Index Return of 10%.

     The "Starting Value" equals 6897.86, the closing value of the Hang Seng China Enterprises Index on the date of this pricing supplement.

     The "Ending Value" will be the closing value of the Hang Seng China Enterprises Index on the third Index Business Day before the maturity date.

     The calculation of the Index Return Amount will depend on whether the Index Return is positive, zero or negative:

     - IF THE INDEX RETURN IS POSITIVE, the Index Return Amount will equal:

                 $10 * Index Return * Upside Participation Rate

       The Upside Participation Rate is 300%. Because the Index Return will be capped at 10%, if the value of the Hang Seng China Enterprises Index increases by more than this amount, the maximum index return will limit your participation in the appreciation of the index to 30% and the Maturity Payment will not exceed $13.00 per Note.

     - IF THE INDEX RETURN IS ZERO, the Index Return Amount will be zero and the Maturity Payment will be the $10 principal amount per Note.

     - IF THE INDEX RETURN IS NEGATIVE, the Index Return Amount will equal:

                               $10 * Index Return

       Thus, if the Hang Seng China Enterprises Index decreases, the Index Return and Index Return Amount will be negative and the Maturity Payment will be less than the $10 principal amount per Note and could be zero.

     If no closing value of the Hang Seng China Enterprises Index is available on the third business day before maturity because of a Market Disruption Event or otherwise, the value of the Hang Seng China Enterprises Index for that Index Business Day, unless deferred by the calculation agent as described below, will be the arithmetic mean, as determined by the calculation agent, of the value of the Hang Seng China Enterprises Index obtained from as many dealers in equity securities (which may include Citigroup Global Markets or any of our other affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the value of the Hang Seng China Enterprises Index by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Index Business Days on which a Market Disruption Event is occurring, but not past the Index Business Day prior to maturity.

     An "Index Business Day" means a day, as determined by the calculation agent, on which the Hang Seng China Enterprises Index or any successor index is calculated and published and on which securities comprising more than 80% of the value of the Hang Seng China Enterprises Index on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the closing value of the Hang Seng China Enterprises Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us, Citigroup and the beneficial owners of the Notes, absent manifest error.

     A "Market Disruption Event" means, as determined by the calculation agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (a) stocks which then comprise 20% or more of the value of the Hang Seng China Enterprises Index or any successor index, (b) any options or futures contracts, or any options on such futures contracts relating to the Hang Seng China Enterprises Index or any successor index, or (c) any options or futures contracts relating to stocks which then comprise 20% or more of the value of the Hang Seng China Enterprises Index or any successor index on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material. For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Hang Seng China Enterprises Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Hang Seng China Enterprises Index will be based on a comparison of the portion of the value of the Hang Seng China Enterprises Index attributable to that security relative to the overall value of the Hang Seng China Enterprises Index, in each case immediately before that suspension or limitation.

MATURITY PAYMENT -- HYPOTHETICAL EXAMPLES

     The examples below show hypothetical maturity payments on the Notes for a range of Ending Values of the Hang Seng China Enterprises Index. The examples of hypothetical maturity payments set forth below are intended to illustrate the effect of different Ending Values of the Hang Seng China Enterprises Index on the amount payable on the Notes at maturity. All of the hypothetical examples are based on the following assumptions:

     - Issue Price: $10.00 per Note

     - Maximum Index Return: 10%

     - Starting Value: 6,609

     - Upside Participation Rate: 300%

     - Annualized dividend yield of the Hang Seng China Enterprises Index: 2.15%

     - Maturity: 1.5 years

     The following examples are for purposes of illustration only. The actual Maturity Payment will depend on the actual Index Return Amount which, in turn, will depend on the actual Starting Value (6897.86), Ending Value, maximum Index Return (10%) and Upside Participation Rate (300%) determined by the calculation agent as provided in this pricing supplement.


                           TOTAL RETURN
                         ON THE HANG SENG
ENDING                  CHINA ENTERPRISES    TOTAL RETURN     INDEX RETURN     MATURITY PAYMENT
VALUE    INDEX RETURN         INDEX*         ON THE NOTES        AMOUNT            PER NOTE
    0      -100.00%          -96.76%           -100.00%          -$10.00             $0.00
 3305       -50.00%          -46.76%            -50.00%           -$5.00             $5.00
 4957       -25.00%          -21.76%            -25.00%           -$2.50             $7.50
 5122       -22.50%          -19.26%            -22.50%           -$2.25             $7.75
 5287       -20.00%          -16.76%            -20.00%           -$2.00             $8.00
 5452       -17.50%          -14.26%            -17.50%           -$1.75             $8.25
 5618       -15.00%          -11.76%            -15.00%           -$1.50             $8.50
 5783       -12.50%           -9.26%            -12.50%           -$1.25             $8.75
 5948       -10.00%           -6.76%            -10.00%           -$1.00             $9.00
 6113        -7.50%           -4.26%             -7.50%           -$0.75             $9.25
 6279        -5.00%           -1.76%             -5.00%           -$0.50             $9.50
 6444        -2.50%            0.74%             -2.50%           -$0.25             $9.75
 6609         0.00%            3.24%              0.00%            $0.00            $10.00
 6774         2.50%            5.74%              7.50%            $0.75            $10.75
 6939         5.00%            8.24%             15.00%            $1.50            $11.50
 7105         7.50%           10.74%             22.50%            $2.25            $12.25
 7270        10.00%           13.24%             30.00%            $3.00            $13.00
 7435        12.50%           15.74%             30.00%            $3.00            $13.00
 7600        15.00%           18.24%             30.00%            $3.00            $13.00
 7766        17.50%           20.74%             30.00%            $3.00            $13.00
 7931        20.00%           23.24%             30.00%            $3.00            $13.00
 8096        22.50%           25.74%             30.00%            $3.00            $13.00
 8261        25.00%           28.24%             30.00%            $3.00            $13.00
 8426        27.50%           30.74%             30.00%            $3.00            $13.00
 8592        30.00%           33.24%             30.00%            $3.00            $13.00
 8757        32.50%           35.74%             30.00%            $3.00            $13.00
 8922        35.00%           38.24%             30.00%            $3.00            $13.00

---------------

* Assumes dividend yield on the Hang Seng China Enterprises Index is compounded annually and is not re-invested. Represents return in local currency and does not incorporate changes in exchange rate.

DISCONTINUANCE OF THE HANG SENG CHINA ENTERPRISES INDEX

     If HSI discontinues publication of the Hang Seng China Enterprises Index or if it or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Hang Seng China Enterprises Index, then the value of the Hang Seng China Enterprises Index will be determined by reference to the value of that index, which we refer to as a "successor index."

     Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the successor index to the registered holders of the Notes.

     If HSI discontinues publication of the Hang Seng China Enterprises Index and a successor index is not selected by the calculation agent or is no longer published on the date of determination of the value of the Hang Seng China Enterprises Index, the value to be substituted for the Hang Seng China Enterprises Index for that date will be a value computed by the calculation agent for that date in accordance with the procedures last used to calculate the Hang Seng China Enterprises Index prior to any such discontinuance.

     If HSI discontinues publication of the Hang Seng China Enterprises Index prior to the determination of the Index Return Amount and the calculation agent determines that no successor index is available at that time, then on each Index Business Day until the earlier to occur of (a) the determination of the Index Return Amount and (b) a determination by the calculation agent that a successor index is available, the calculation agent will determine the value that is to be used in determining the value of the Hang Seng China Enterprises Index as described in the preceding paragraph. The calculation agent will cause notice of daily closing values to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation). Notwithstanding these alternative arrangements, discontinuance of the publication of the Hang Seng China Enterprises Index may adversely affect trading in the Notes.

     If a successor index is selected or the calculation agent calculates a value as a substitute for the Hang Seng China Enterprises Index as described above, the successor index or value will be substituted for the Hang Seng China Enterprises Index for all purposes, including for purposes of determining whether an Index Business Day or Market Disruption Event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the Hang Seng China Enterprises Index may adversely affect the market value of the Notes.

     All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us, Citigroup and the beneficial owners of the Notes, absent manifest error.

ALTERATION OF METHOD OF CALCULATION

     If at any time the method of calculating the Hang Seng China Enterprises Index or any successor index is changed in any material respect, or if the Hang Seng China Enterprises Index or any successor index is in any other way modified so that the value of the Hang Seng China Enterprises Index or the successor index does not, in the opinion of the calculation agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Hang Seng China Enterprises Index or the successor index as if the changes or modifications had not been made, and calculate the value of the index with reference to the Hang Seng China Enterprises Index or the successor index. Accordingly, if the method of calculating the Hang Seng China Enterprises Index or any successor index is modified so that the value of the Hang Seng China Enterprises Index or the successor index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust that index in order to arrive at a value of the index as if it had not been modified.

REDEMPTION AT THE OPTION OF THE HOLDER; DEFEASANCE

     The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under "Description of Debt Securities -- Defeasance."

EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default (as defined in the accompanying prospectus) with respect to any Note shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the calculation agent and will equal, for each Note, the Maturity Payment, calculated as though the maturity of the Notes were the date of early repayment. See "-- Payment at Maturity" above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup, the claim of the beneficial owner of a Note against the entity that becomes subject to a bankruptcy proceeding will be capped at the Maturity Payment, calculated as though the maturity date of the Notes were the date of the commencement of the proceeding.

     In case of default in payment at maturity of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 5.75% per annum on the unpaid amount due.

PAYING AGENT AND TRUSTEE

     Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC. JPMorgan Chase Bank, N.A., as trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Notes.

CALCULATION AGENT

     The calculation agent for the Notes will be Citigroup Global Markets. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup and the holders of the Notes. Because the calculation agent is an affiliate of Citigroup Funding and Citigroup, potential conflicts of interest may exist between the calculation agent and the holders of the Notes, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to the holders of the Notes. Citigroup Global Markets is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

              DESCRIPTION OF THE HANG SENG CHINA ENTERPRISES INDEX

GENERAL

     Unless otherwise stated, we have derived all information regarding the Hang Seng China Enterprises Index provided in this pricing supplement, including its composition, method of calculation and changes in components, from HSI, publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, HSI. HSI is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Hang Seng China Enterprises Index at any time. We do not assume any responsibility for the accuracy or completeness of any information relating to the Hang Seng China Enterprises Index.

     The Hang Seng China Enterprises Index is compiled, published and managed by HSI, a wholly-owned subsidiary of the Hang Seng Bank, and was first calculated and published on August 8, 1994. The Hang Seng China Enterprises Index was launched as a market-capitalization weighted index, consisting of all the Hong Kong listed H-shares of Chinese enterprises one year after the first H-share company was listed on the Stock Exchange of Hong Kong Ltd. H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of Chinese state-owned enterprises. With the launch of the 200-stock Hang Seng Composite Index ("HSCI") on October 3, 2001, the Hang Seng China Enterprises Index became part of the Hang Seng Composite Index Series (the "HSCI Series"). Since then, constituents of the Hang Seng China Enterprises Index comprise only the largest H-share companies that are included in the 200-stock HSCI. The Hang Seng China Enterprises Index had a base index of 1,000 at launch, but on October 3, 2001 with the launch of the HSCI Series, the Hang Seng China Enterprises Index was rebased with a value of 2,000 at January 3, 2000 to align with the HSCI Series. The Hang Seng China Enterprises Index is reviewed semi-annually together with the HSCI Series. H-Share companies joining or leaving the HSCI are automatically included or excluded from the Hang Seng China Enterprises Index.

COMPUTATION OF THE HANG SENG CHINA ENTERPRISES INDEX

     While HSI currently employs the following methodology to calculate the Hang Seng China Enterprises Index, no assurance can be given that HSI will not modify or change such methodology in a manner that may affect the amount of the maturity payment on the Notes.

     To be included in the HSCI and be eligible for inclusion in the Hang Seng China Enterprises Index, a stock must have a primary listing on the main board of the Stock Exchange of Hong Kong and the issuer must not have a secondary listing in Hong Kong, stocks listed on the Growth Enterprises Market, or preference shares, debt securities, or other derivatives. A stock is removed from the HSCI if (a) it had more than 20 trading days without turnover over the past 12 months, excluding days when the stock is suspended from trading, or (b) the stock's 12-month average market capitalization ranks fall to the 240th position or below. Stocks with less than one year listing history will be counted on a pro-rata basis. A stock is added to HSCI if (a) it has had fewer than 20 trading days without turnover over the past 12 months, excluding days when the stock is suspended from trading, and (b) the stock's 12-month average market capitalization ranks rises to the 160th position or better. The number of constituent stocks in the HSCI is fixed at 200, so the next highest ranking stock will be added or the next lowest ranking constituents will be removed if the numbers of stocks that leave and join the HSCI are not the same.

     The calculation methodology of the Hang Seng China Enterprises Index changed on March 6, 2006 to a free float-adjusted market capitalization methodology. This free float adjustment aims to exclude from the index calculation long-term core shareholdings that are not readily available for trading. A free float-adjusted factor, which represents the proportion of shares that are free-floating as a percentage of issued shares, is now used to adjust the number of shares for index calculation. The following shareholdings are viewed as strategic in nature and are excluded for index calculation:

     - shares held by strategic shareholder(s) who individually or collectively control more than 30% of the shareholdings;

     - shares held by director(s) who individually control more than 5% of the shareholdings; and

     - shares held by a Hong Kong-listed company which controls more than 5% of the shareholdings as investments.

HSI recently announced that, starting from the August 2006 index review, shares subject to a publicly disclosed lock-up arrangement that are held by shareholder(s) who individually or collectively represent more than 5% of the shareholdings in the company will be also excluded from the free float.

     In addition, a 15% cap on individual stock weights is applied to assure no one stock dominates the index. The weights are reviewed semi-annually. If any component stock exceeds 15% of the value of the index, HSI will cap that stock's representation in the index at 15%, which will be fixed until the next semi-annual review.

HISTORICAL DATA ON THE HANG SENG CHINA ENTERPRISES INDEX

     The following table sets forth the value of the Hang Seng China Enterprises Index at the end of each month in the period from January 2001 through July 2006. These historical data on the Hang Seng China Enterprises Index are not indicative of the future performance of the Hang Seng China Enterprises Index or what the value of the Notes may be. Any historical upward or downward trend in the value of the Hang Seng China Enterprises Index during any period set forth below is not an indication that the Hang Seng China Enterprises Index is more or less likely to increase or decrease at any time during the term of the Notes.

                               2001      2002      2003      2004      2005      2006
                              -------   -------   -------   -------   -------   -------
January.....................  1588.26   1913.96   2161.61   4597.72   4721.52   6277.05
February....................  1809.63   2007.95   2197.43   5102.14   5152.38   6506.18
March.......................  1815.19   2034.69   2187.04   4778.13   4792.77   6703.78
April.......................  2062.66   2054.71   2204.85   4061.18   4657.70   6835.15
May.........................  2335.36   2130.60   2460.23   4301.93   4593.03   6665.90
June........................  2310.48   2167.39   2726.43   4291.02   4861.87   6784.60
July........................  1982.50   2046.50   3038.89   4335.34   5263.41   6829.49
August......................  1821.49   1923.63   3340.18   4292.02   5069.99
September...................  1718.96   1890.20   3221.21   4649.66   5227.28
October.....................  1865.34   1830.95   3862.44   4504.78   4770.37
November....................  1789.82   1907.97   3832.27   4967.44   5032.21
December....................  1757.75   1990.44   5020.18   4741.32   5330.34

     The closing value of the Hang Seng China Enterprises Index on August 24, 2006, was 6897.86.

HISTORICAL CLOSING VALUES

     The following graph illustrates the historical performance of the Hang Seng China Enterprises Index based on the closing value thereof at the end of each month from January 2001 through July 2006. Past movements of the index are not indicative of future index values.

                         Monthly Closing Values Graphic

LICENSE AGREEMENT

     Citigroup has entered into a nonexclusive license agreement with HSI and Hang Seng Data Services Limited providing for the license to Citigroup and its subsidiaries, including Citigroup Funding, in exchange for a fee, of the right to use indices owned and published by HSI and Hang Seng Data Services Limited in connection with certain securities, including the Notes.

     The license agreement provides that the following language must be stated in this pricing supplement.

     The Hang Seng China Enterprises Index (the "Index") is published and compiled by HSI Services Limited pursuant to a license from Hang Seng Data Services Limited. The mark and name Hang Seng China Enterprises Index is proprietary to Hang Seng Data Services Limited. HSI Services Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Index by Citigroup Funding in connection with the Notes (the "Product"), BUT NEITHER HSI SERVICES LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF THE INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE INDEX IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of the Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by HSI Services Limited without notice. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSI SERVICES LIMITED OR HANG SENG DATA SERVICES LIMITED
(i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE INDEX BY CITIGROUP FUNDING IN CONNECTION WITH THE PRODUCT; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSI SERVICES LIMITED IN THE COMPUTATION OF THE INDEX; OR
(iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE PRODUCT AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI SERVICES LIMITED AND/OR HANG SENG DATA SERVICES LIMITED in connection with the Product in any manner whatsoever by any broker, holder or other person dealing with the Product. Any broker, holder or other person dealing with the Product does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on HSI Services Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and HSI Services Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

     All disclosures contained in this pricing supplement regarding the Hang Seng China Enterprises Index, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by HSI or other sources we believe to be reliable. None of Citigroup Funding, Citigroup, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of such information.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of the principal U.S. federal income tax consequences that may be relevant to a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust that is a United States person for U.S. federal income tax purposes (any of the foregoing, a "U.S. person") who is the beneficial owner of a Note (a "U.S. Holder"). All references to "holders" (including U.S. Holders) are to beneficial owners of the Notes. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this pricing supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

     This summary addresses the U.S. federal income tax consequences to holders who are initial holders of the Notes and who will hold the Notes as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the Notes as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     The following discussion assumes that none of the companies included in the Hang Seng China Enterprises Index is or will become at any time during the term of the Notes, a passive foreign investment company for U.S. federal income tax purposes. Prospective investors should note that if that assumption is not accurate, then it is possible that the U.S. federal income tax consequences of owning the Notes would differ significantly from the consequences described below.

     No ruling is being requested from the Internal Revenue Service (the "IRS") with respect to the Notes and no assurance can be given that the IRS will agree with the conclusions expressed herein. Thus, it is possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences different than those described below. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE NOTES SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

     In purchasing a Note, each holder agrees with Citigroup Funding that Citigroup Funding and such holder intend to treat a Note for U.S. federal income tax purposes as a cash-settled capped variable forward contract on the value of the Hang Seng China Enterprises Index at maturity under which an amount equal to the purchase price of the Notes is treated as a non-interest-bearing cash deposit to be applied at maturity in full satisfaction of the holder's payment obligation under the forward contract. (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Funding during the term of the Notes, but instead will be commingled with Citigroup Funding's other assets and applied in a manner consistent with the section "Use of Proceeds and Hedging" in the accompanying prospectus.)

     Under the characterization of the Notes as cash-settled capped variable forward contracts, a holder's tax basis in a Note generally will equal the holder's cost for that Note. Upon the sale or other taxable disposition of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder's tax basis in the Notes. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the Notes for more than one year at the time of disposition.

     Under such characterization, at maturity a U.S. Holder will recognize capital gain or loss equal to any difference between the amount of cash received from Citigroup Funding and the U.S. Holder's tax basis in the Notes at that time. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the Notes for more than one year at maturity.

     It is possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences different than those described above. Under alternative characterizations of the Notes, it is possible, for example, that the Notes could be treated as a contingent payment debt instrument, or as including a debt instrument and a forward contract or two or more options. Under these alternative characterizations, the timing and character of income from the Notes could differ substantially.

     It is also possible that future regulations or other IRS guidance would require you to accrue income on the Notes on a current basis. Proposed regulations would require current accrual of income with respect to contingent nonperiodic payments made under certain notional principal contracts. The preamble to the regulations states that the "wait and see" method of tax accounting does not properly reflect the economic accrual of income on such contracts, and requires a current accrual of income with respect to some contracts already in existence at the time the proposed regulations were released. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS published future guidance requiring current accrual of income with respect to contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.

     Some or all of the net long-term capital gain arising from certain "constructive ownership" transactions may be characterized as ordinary income, in which case an interest charge would be imposed on any such ordinary income. These rules have no immediate application to forward contracts in respect of the stock of most corporations, including the Notes, assuming none of the companies included in the Hang Seng China Enterprises Index is and will not become at any time during the term of the Notes, a passive foreign investment company for U.S. federal income tax purposes. The rules, however, grant discretionary authority to the U.S. Treasury Department to expand the scope of "constructive ownership" transactions to include forward contracts in respect of the stock of all corporations. The rules separately also direct the Treasury to promulgate regulations excluding a forward contract that does not convey "substantially all" of the economic return on any underlying asset from the scope of "constructive ownership" transactions. This category may include the Notes. It is not possible to predict whether such regulations will be promulgated by the U.S. Treasury Department, or the form or effective date that any regulations that may be promulgated might take.

NON-UNITED STATES PERSONS

     In the case of a holder of the Notes that is not a U.S. person, any payments made with respect to the Notes will not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the Notes by a holder that is not a U.S. person will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

ESTATE TAX

     In the case of a holder of a Note that is an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includable in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), the holder of a Note should note that, absent an applicable treaty benefit, the Notes may be treated as U.S. situs property for U.S. federal estate tax purposes. Prospective investors are urged to consult your own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A holder of the Notes may be subject to information reporting and to backup withholding with respect to certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, among Citigroup Funding, Citigroup and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Notes.

     Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $15,100,000 principal amount of Notes (1,510,000 Notes), any payments due on which are fully and unconditionally guaranteed by Citigroup. Citigroup Global Markets proposes to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement and some of the Notes to certain dealers at the public offering price less a concession not to exceed $0.175 per Note. Citigroup Global Markets may allow, and these dealers may reallow, a concession not to exceed $0.175 per Note on sales to certain other dealers. Sales may also be made through Citicorp Investment Services and Citicorp Financial Services Corp., broker-dealers affiliated with Citigroup Global Markets, acting as agents. Citicorp Investment Services and Citicorp Financial Services Corp. will receive as remuneration a portion of the agent's discount set forth on the cover of this pricing supplement equal to $0.175 per Note for the Notes they sell. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

     We will apply to list the Notes on the American Stock Exchange under the symbol "SKN," but we cannot assure you that the Notes will be approved for listing. The Notes have not been approved for listing as of the date of this pricing supplement.

     In order to hedge its obligations under the Notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section "Risk Factors Relating to the Notes -- The Market Value of the Notes May Be Affected by Purchases and Sales of the Stocks Underlying the Hang Seng China Enterprises Index or Derivative Instruments Related to the Index by Affiliates of Citigroup Funding" in this pricing supplement, "Risk Factors -- Citigroup Funding's Hedging Activity Could Result in a Conflict of Interest" in the accompanying prospectus supplement and the section "Use of Proceeds and Hedging" in the accompanying prospectus.

     Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers. Client accounts over which Citigroup or its affiliates have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

                                 ERISA MATTERS

     Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that (a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R. 2510.3-101 or otherwise, or (iii) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA ((i), (ii) and (iii) collectively, "ERISA-Type Plans"); and (b) if it is a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, that is not an ERISA-Type Plan (for example, individual retirement accounts, individual retirement annuities or Keogh plans), none of Citigroup Global Markets, its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan's decision to purchase, hold or dispose of the Notes. The disclosure in this section replaces the disclosure contained in the section "ERISA Matters" in the accompanying prospectus supplement.

     You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying prospectus and prospectus supplement. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of the document.

                               ------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             -----
                PRICING SUPPLEMENT
Summary Information -- Q&A.................  PS-2
Risk Factors Relating to the Notes.........  PS-7
Description of the Notes...................  PS-11
Description of the Hang Seng China
  Enterprises Index........................  PS-17
Certain United States Federal Income Tax
  Considerations...........................  PS-21
Plan of Distribution.......................  PS-24
ERISA Matters..............................  PS-24
              PROSPECTUS SUPPLEMENT
Risk Factors...............................  S-3
Important Currency Information.............  S-6
Description of the Notes...................  S-7
Certain United States Federal Income Tax
  Considerations...........................  S-33
Plan of Distribution.......................  S-40
ERISA Matters..............................  S-41
                    PROSPECTUS
Prospectus Summary.........................  1
Forward-Looking Statements.................  6
Citigroup Inc. ............................  6
Citigroup Funding Inc. ....................  6
Use of Proceeds and Hedging................  7
European Monetary Union....................  8
Description of Debt Securities.............  8
Description of Index Warrants..............  21
Description of Debt Security and Index
  Warrant Units............................  24
Limitations on Issuances in Bearer Form....  25
Plan of Distribution.......................  26
ERISA Matters..............................  29
Legal Matters..............................  29
Experts....................................  29

                             CITIGROUP FUNDING INC.
                          MEDIUM-TERM NOTES, SERIES D
                                   1,510,000
                         STOCK MARKET UPTURN NOTES(SM)
                                   Based Upon
                     the Hang Seng China Enterprises Index
                               Due March 7, 2008
                        ($10 Principal Amount Per Note)
                               Payments Due from
                             Citigroup Funding Inc.
                           Fully and Unconditionally
                          Guaranteed by Citigroup Inc.
                               ------------------
                               PRICING SUPPLEMENT
                                AUGUST 24, 2006
           (INCLUDING PROSPECTUS SUPPLEMENT DATED APRIL 13, 2006 AND
                        PROSPECTUS DATED MARCH 10, 2006)
                               ------------------

                                (CITIGROUP LOGO)